Exhibit 10.4
AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is by and between Gap Inc. (“Gap”) and Sonia Syngal (“Syngal”).

1.Gap and Syngal entered into a letter agreement, dated March 4, 2020, which included a provision entitled, Termination/Severance (“Severance Agreement”). The Severance Agreement was amended in an agreement dated November 20, 2020. The Severance Agreement provides certain enumerated severance compensation and benefits (“Severance”) in the event of Syngal’s termination. Gap will terminate the employment of Syngal on July 29, 2022 not For Cause, as defined in the Severance Agreement. Syngal’s Separation from Service, as that term is defined in the Severance Agreement, is July 29, 2022. Therefore, Syngal is eligible for Severance, as long as certain conditions in the Severance Agreement are met, including Syngal’s execution of the release below.

2.In consideration of the promises that Gap makes, Syngal agrees as follows:

a.Syngal hereby acknowledges that under the terms of the Severance Agreement, she is not eligible for Severance if she accepts employment or a professional relationship with a competitor, as that term is defined in the Severance Agreement. Further, Syngal acknowledges that any compensation received from a non-competitor will reduce the amount of Severance Syngal receives. Therefore, Syngal agrees that she will timely inform Gap of any such employment or professional relationship with a competitor, or any compensation received from a non-competitor. Any failure to inform Gap of such employment or professional relationship will be deemed a breach of this Agreement and will result in the immediate cessation of any Severance and the return of any Severance that was received as a result of Syngal’s failure to inform.

b.Syngal agrees that through the period she is receiving payments pursuant to the Severance Agreement, she will reasonably cooperate with Gap, and will testify truthfully regarding any matters involving Gap about which she has any relevant information.

c.Syngal hereby releases and forever discharges Gap, its subsidiaries, affiliates, officers, directors, agents and employees, from any and all claims, liabilities and obligations, of every kind and nature, whether now known or unknown, suspected or unsuspected, which Syngal ever had, or now has, with the exception of claims that cannot be legally waived. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including but not limited to, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code. Syngal expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

This is a legally binding release. Syngal is advised she may consult with an attorney prior to signing this Agreement. Syngal has more than 21 days to consider this Agreement. Syngal must return this signed Agreement to Gap by August 1, 2022. Within seven days of signing this Agreement, Syngal may revoke this Agreement by notifying Gap in writing that Syngal revokes it, in which case this Agreement shall have no effect.

AGREED:

/s/ Sonia Syngal                             July 15, 2022
Sonia Syngal                            Date

/s/ Julie Gruber                             July 11, 2022
Gap Inc.                            Date
By: Julie Gruber, Executive Vice President